Exhibit 99.1

January 2, 2004

Media may contact:

Eloise Hale, Bank of America, 704.387.0013

eloise.hale@bankofamerica.com

Banc of America Securities receives SEC notification

CHARLOTTE—Banc of America Securities LLC (BAS) has received notification from the Enforcement Division of the Securities and Exchange Commission (SEC) that the staff is considering recommending civil injunctive action against BAS, a subsidiary of Bank of America Corporation. The staff has not made a formal enforcement recommendation to the SEC. BAS is cooperating fully with the inquiry and is submitting reasons why it does not believe an action should be brought.

The SEC staff is alleging that BAS violated the books and records retention laws by improperly storing certain documents relevant to an inquiry and not producing the requested documents in a timely manner. BAS continues to provide documents and to respond to requests from the SEC on this matter.

The allegations arose out of an SEC inquiry that began more than two years ago into certain trading activities in the firm’s San Francisco office.

Bank of America Corporation (NYSE:BAC) is one of the world’s leading financial services companies. The company’s Global Corporate and Investment Banking group (GCIB) provides investment banking, equity and debt capital raising, research, trading, risk management, treasury management and financial advisory services. Through offices in 31 countries, GCIB serves domestic and international corporations, institutional investors, financial institutions and government entities. Many of the company’s services to corporate and institutional clients are provided through its U.S. and UK subsidiaries, Banc of America Securities LLC and Banc of America Securities Limited.

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